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EXHIBIT 1

Agreement Regarding Joint Filing

        The undersigned agree that a Schedule 13G, and any amendments thereto that may be required, shall be filed jointly on behalf of the undersigned, when and if required under provisions of the Securities Exchange Act of 1934 or rules or regulations of the Securities and Exchange Commission thereunder.

Date: September 6, 2002	/s/ MICHAEL BERNSTEIN
Michael Bernstein
Date: September 6, 2002	/s/ ELIZABETH FISHMAN
Elizabeth Fishman

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Agreement Regarding Joint Filing